Exhibit 10.2

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made as of June 24, 2011, between FJ LENNON (“Lennon”), a principal shareholder of Heyday Games, Inc., a Delaware corporation (“Heyday”), and eGAMES, INC., a Pennsylvania corporation (“eGames”).

W I T N E S S E T H :

WHEREAS, contemporaneously with the execution and delivery hereof, eGames is acquiring the goodwill and substantially all of the assets used or useful by Heyday in designing, developing, distributing, promoting and/or selling an interactive entertainment social networking software game for personal computer and mobile platforms (i.e. phone and tablet) (but not console or handheld gaming devices) targeted exclusively at the adult 40+ market (including, but not limited to, iOS and Android) (the “Business”), pursuant to an Asset Purchase Agreement, dated as of June 24, 2011, to which eGames, Lennon and Heyday are parties (the “Purchase Agreement”); and

WHEREAS, by virtue of the purchase of the Business, eGames is and will be engaged throughout the Area in the Business which was formerly conducted by Heyday; and

WHEREAS, Lennon is a principal record and beneficial owner of the outstanding securities of Heyday: and

WHEREAS, in consideration of the execution of the Purchase Agreement by eGames, Lennon (in his capacity as a principal shareholder) has agreed not to compete with the Business and to certain other obligations, as set forth herein; and

WHEREAS, competition by Lennon with eGames, or disclosure by Lennon of the confidential and proprietary information or trade secrets of Heyday, will result directly in damage to eGames and its business, properties, assets, and goodwill and will cause the loss by eGames of the benefit of its bargain with Heyday.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Definitions. The following terms shall have the definitions set forth below:

(a) “Affiliate” of a person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(b) “Area” shall mean anywhere within any state of the United States of America or Canada.

(c) “Cause” shall mean a termination for any of the following reasons: (i) conviction of a felony; (ii) willfully engaging in illegal conduct or gross misconduct that causes material and demonstrable harm to eGames (whether or not Lennon has been charged with any crime); (iii) the willful material misappropriation of property belonging to eGames; (iv) materially breaching any proprietary information, nondisclosure or non-solicitation agreement between you and eGames and failure to cure such breach within thirty (30) days following notice thereof, or (iv) willfully disregarding your lawful duties following written warning from eGames Board of Directors, which refusal is committed in bad faith and is not in the best interest of the Company.

(d) A “Change in Control” shall include (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock of the entity to one or more persons, (ii) the sale of all or substantially all of the assets of the entity, or (iii) the liquidation, dissolution or winding up of the entity.

(e) “Closing Date” shall mean the date of this Agreement.

(f) “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) pertaining to the Business:

(1) All items of information relating to the Business that could be classified as a trade secret pursuant to law;

(2) The names and addresses of the customers of the Business and the nature and amount of business done with such customers;

(3) The design concepts, processes and techniques related to and the development, designs, drawings and specifications of Heyday relating to the Business;

(4) Source and object codes, flow charts, algorithms, coding sheets, design concept and related documentation and manuals of Heyday which relate to the Business;

(7) Production processes, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names and requirements, customer data and other materials or information relating to the Business;

(8) Any other materials or information related to the Business which are not generally known to others engaged in similar business activities.

(g) “Good Reason” shall mean the occurrence of any of the following events:

(A)	a reduction by eGames in Lennon’s then-current annual base salary or a bonus percentage which is agreed in writing; or

(B)	any failure by eGames to offer Lennon the same level of benefits offered to similarly situated employees; or

(C)	a significant diminution in the Lennon’s managerial authority, duties or responsibilities at eGames; or

(D)	the relocation of Lennon’s primary business location to a location that is outside of Connecticut or Massachusetts; or

(E)

the failure to pay Lennon any portion of his current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect, unless such payment is prohibited by law, regulation or rule.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

2. As an inducement and in consideration for eGames to enter into the Purchase Agreement, Lennon covenants that he shall, for a period equal to the lesser of three (3) years from and after the Closing Date or one year after the date on which Lennon is terminated by eGames without Cause (as defined in Section 1) or eGames undergoes a Change in Control (as defined in Section 1), observe the following separate and independent covenants:

(a) Agreement Not to Compete. Except as set forth in this Agreement, Lennon shall not, anywhere in the Area, on his own behalf or in the service or on behalf of others, except on behalf of eGames or its Affiliates (i) engage in the Business or become financially interested in (other than as a holder of less than five percent of the outstanding securities of any entity whose voting securities are registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), in any business, person or entity that is engaged in the Business, or (ii) participate in, as a consultant, partner, agent, independent contractor, joint venture or in any other relationship whatsoever, to any business, person or entity that engages in the Business.

(b) Agreement Not to Solicit Customers. Lennon shall not, either directly or through one or more agents, on his own behalf or in the service or on behalf of others, except on behalf of eGames, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Business, any person or entity whose account was sold or serviced by or under the direction or supervision of Heyday at any time prior to the Closing Date.

(c) Agreement Not to Solicit Employees. Lennon shall not, either directly or through one or more agents, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, to any Business, any person employed by eGames, whether or not such employee is a full-time employee or a temporary employee of eGames and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will; provided however a response to a general solicitation for employment or consulting shall not be deemed a violation of this clause.

(d) Non-Interference with Third-Party Relationships. Lennon shall not, in addition to the covenants contained in Sections 2(a), (b) and (c), intentionally interfere with, or intentionally disrupt the relationship between eGames and any third party, including without limitation, any independent contractor, customer, supplier, distributor or employee of eGames in the Business.

(e) Notwithstanding the provisions of this Section 2, eGames agrees to permit Lennon to accept an engagement or employment with an organization which may compete with the Business provided that: (i) Lennon’s duties with such organization do not relate to the Business; (ii) Lennon shall have delivered to eGames a written statement, confirmed in writing by Lennon’s prospective employer or contractor, describing Lennon’s duties and stating that all such duties will be wholly unrelated to the Business and Lennon will not be required or asked to disclose any Confidential Information of eGames in the course of the performance of his duties; and (iii) eGames shall have provided its written consent for Lennon to accept such engagement or employment, which consent shall not be unreasonably withheld, conditioned or delayed. The term “wholly unrelated” shall mean among other things that Lennon will not work in, consult with, cooperate with or provide information to any person, department or business segment of the organization which is researching, acquiring, producing, distributing, providing, investigating, developing, manufacturing, marketing, supervising, licensing or commercializing the Business.

Notwithstanding anything to the contrary above, if Lennon resigns from service or employment with eGames for Good Reason either before or after a Change of Control or if Lennon is not offered a position with the successor in interest to eGames in connection with a Change of Control which is substantially equivalent in pay, title and responsibilities as prior to the Change of Control, then Lennon’s obligations with respect to Sections 2(a) and (d) shall immediately cease and with respect to Sections 2(b) and 2(c) they shall continue but for not more than the shorter of one year from the date of termination or three years from the Closing Date.

3. Ownership and Non-Disclosure and Non-Use of Confidential Information. Lennon acknowledges and agrees that all Confidential Information, are confidential to and shall be and remain the sole and exclusive property of eGames. Except to the extent provided in this Section 3, for a period of five years from the Closing Date, Lennon agrees that he will not (i) disclose or make available any Confidential Information to any person or entity; or (ii) make or cause to be made, or permit, either on his own behalf or in the service or on behalf of others, except on behalf of eGames, any use of such Confidential Information. Lennon’s obligations under Paragraph 3 will not extend to any of the Confidential Information that may become publicly available from sources other than Lennon. Lennon has significant and substantial experience in the games industry. At all times he shall continue to be free to use such skill, knowledge, know-how, methodologies, algorithms and experience in his other businesses so long as (a) he does not use Confidential Information and he adheres to Sections 2 and 3 of this Agreement.

4. Acknowledgment. Lennon acknowledges that he has been for many years, and that eGames is now, engaged in the Business throughout the Area, that the within and foregoing covenants are made by him in consequence of and as an inducement to eGames to acquire the Business and to protect and preserve to eGames the benefit of its bargain in the acquisition of the Business, including, particularly, the goodwill associated therewith; that each of the above and foregoing covenants is reasonable and necessary to protect and preserve the benefits of such purchase; and that irreparable loss and injury would result should Lennon breach any of the foregoing covenants.

5. Severability. Each of the covenants hereinabove contained shall be deemed separate, severable, and independent covenants, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

6. Partial Enforcement. If any of the covenants contained in Section 2, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

7. Enforcement. In addition to all other remedies provided at law or in equity, eGames shall be entitled to both preliminary and permanent injunctions against Lennon to prevent a breach or contemplated or threatened breach by Lennon of any of the foregoing covenants, without the necessity of proving actual damages; and the existence of any claim, demand, cause of action, or action of Lennon against eGames, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by eGames of any such covenants. In the event of an actual breach of any of the foregoing covenants, eGames shall have the right to recover damages for all losses, actual and contingent, and the right to require Lennon to account for and pay over to eGames all profits or other benefits (collectively “Benefits”) derived or received by Lennon as a result of any transactions constituting such breach, and Lennon hereby agrees to account for and pay over such Benefits to eGames. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to eGames at law or equity.

8. Governing Law; Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PARTIES HERETO IRREVOCABLY: (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN PENNSYLVANIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS

AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE COMMONWEALTH OF PENNSYLVANIA OR A PENNSYLVANIA COMMONWEALTH COURT, (D) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (E) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AND ITS COUNSEL AT THE ADDRESSES PROVIDED FOR IN THE PURCHASE AGREEMENT.

9. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

/s/ F.J. Lennon
FJ Lennon

eGAMES, INC.

By:	/s/ Gerald W. Klein
Name:	Gerald W. Klein
Title:	President and CEO